EXHIBIT 99.1

HBIO Reports Fourth Quarter 2011 Results

HOLLISTON, Mass., March 1, 2012 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial highlights for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter Reported Results

Revenues were $29.0 million for the three months ended December 31, 2011 which was above the guidance range of $27.5-$28.5 million provided by management. Fourth quarter revenues were down approximately 1.7% compared to the same period in 2010. Currency exchange rates had a negative 0.2% effect on revenues in the fourth quarter of 2011 compared with the fourth quarter of 2010. The Company's acquisition of CMA Microdialysis in July 2011 had a positive 2.9% effect on revenues in the fourth quarter of 2011 compared to the fourth quarter of 2010. Excluding the effects of currency exchange rates and acquisitions, the Company's fourth quarter revenues were down 4.4% compared to the same period in the previous year.

Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $0.7 million, or $0.02 per diluted share, for the three months ended December 31, 2011 compared to $2.2 million, or $0.08 per diluted share, for the same period in 2010. The unfavorable year-to-year quarterly GAAP earnings comparison was primarily due to increased spending in the Company's development-stage Regenerative Medicine Device ("RMD") business, and in the Company's Life Science Research Tools ("LSRT") business, a less favorable sales mix and lower year-to-year shipments of our nanovue microvolume spectrophotometer ("Nanovue") product.

Core Life Science Research Tools Results

Non-GAAP adjusted earnings per share for our core LSRT business for the fourth quarter of 2011 was $0.10 per diluted share, within management's guidance of $0.09-$0.10 per diluted share, compared with $0.12 per diluted share for the fourth quarter of 2010.

Regenerative Medicine Device Results

Non-GAAP adjusted earnings per share for our developmental RMD business for the fourth quarter of 2011 was a loss of $0.03 per diluted share, compared with a loss of $0.01 per diluted share for the fourth quarter of 2010, and reflected greater activities in developing this new initiative.

Year to Date Reported Results

Revenues for the year ended December 31, 2011 were $108.9 million, an increase of $0.7 million, or 0.6%, compared to revenues of $108.2 million for the year ended December 31, 2010. Currency exchange rates had a positive 1.5% effect on revenues for 2011 compared with the same period in 2010. The Company's acquisition of Coulbourn Instruments in August 2010 and CMA Microdialysis in July 2011 had a positive 2.9% effect on revenues. Excluding the effects of currency exchange rates and acquisitions, the Company's revenues were down 3.8% from the previous year.

Net income, as measured under GAAP, was $3.8 million, or $0.13 per diluted share, for the year ended December 31, 2011 compared to $19.0 million, or $0.65 per diluted share, for the same period in 2010. GAAP income for the year ended December 31, 2010 included a one-time benefit of $11.3 million, or $0.38 per diluted share, from the reversal of valuation allowances on certain deferred income tax assets and a $0.4 million, or $0.01 per diluted share, one-time gain from adjustment of the contingent consideration related to our Denville Scientific acquisition. Net income for 2011 was impacted by increased spending in the Company's developmental RMD initiative, and in the Company's LSRT business, a less favorable sales mix and lower year-to-year shipments of our Nanovue product.

Core Life Science Research Tools Results

Non-GAAP adjusted earnings per share for our core LSRT business for the year ended December 31, 2011 was $0.35 per diluted share compared with $0.38 per diluted share for the year ended December 31, 2010.

Regenerative Medicine Device Results

Non-GAAP adjusted earnings per share for our RMD business for the year ended December 31, 2011 was a loss of $0.07 per diluted share, compared with a loss of $0.02 per diluted share for the year ended December 31, 2010. The increased spending year to year reflected greater activities in our stem cell therapy injector and bioreactor development initiatives.

Commenting on the Company's performance, Chane Graziano, CEO, stated, "Clearly, 2011 was a difficult year for life sciences companies. Spending by researchers in several of our key markets was restrained by economic uncertainty through the year. However, although 2011 was disappointing in that way, I believe that actions we took during the year have established a strong base to provide good growth in revenues and profits in 2012, even in the current economic environment."

Mr. Graziano continued, "The actions include:

  We acquired CMA Microdialysis, which should add approximately $2 million in incremental revenues in 2012.
  We restructured our behavioral products and Hoefer businesses. We expect savings of almost $1 million in 2012 from these actions.
  During 2011, sales of our Nanovue microvolume spectrophotometer product suffered because General Electric Health Care, our sole customer for that product, entered the year with excessive inventories. GE's Nanovue inventories have normalized, and at current sales rates we expect $1.5-$2.0 million revenue growth in 2012 from this product.
  We recently launched a novel patent pending microvolume cuvette that can effectively turn a standard spectrophotometer into a microvolume unit. This exciting new product should add approximately $2 million to revenues in 2012.
  We hired a new General Manager to run our Denville Scientific business to focus on growing this business.
  In February 2012 we acquired AHN Biotechnologie, a German manufacturer of consumables for molecular biology labs. We expect this new business to generate $2.5-$3 million of revenues this year."

Mr. Graziano stated, "Based on these actions, we expect revenues in 2012 to be $115-$120 million, a year-to-year increase of approximately 6% to 10%, and for diluted non-GAAP adjusted earnings per share for our core LSRT business to be in the $0.39 - $0.42 range, or an increase of 11% to 20% over 2011. In the first quarter of 2012 we expect revenues to be in the $27-$28 million range, and for LSRT diluted non-GAAP adjusted earnings per share to be in the $0.08 - $0.09 range.

In our Regenerative Medicine Device business we participated in two major breakthrough surgeries for tracheal cancer during 2011. We provided the bioreactors in which artificial scaffolds were cellularized and developed into organs for those life-saving transplant surgeries. We continue to increase our activities in this exciting new business opportunity. We are also actively evaluating strategic alternatives to fund this business going forward."

Mr. Graziano added, "All in all, with both the strength in the core LSRT business and the progress in the Regenerative Medicine business I am optimistic that 2012 will be a very good year for Harvard Bioscience."

Our first quarter 2012 revenue and earnings guidance was calculated using exchange rates (USD 1.53/GBP, USD 1.27/Euro and USD 0.145/SEK) approximating January 3, 2012 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share guidance excludes amortization of intangible assets, the impact of future acquisitions, acquisition costs, any future restructuring actions, and stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation." See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share to our estimated GAAP earnings per diluted share. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted operating income, GAAP to non-GAAP adjusted net income and GAAP diluted earnings per common share to non-GAAP adjusted diluted earnings per common share for the three and twelve months ended December 31, 2011 and 2010, respectively.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share From Continuing Operations to US GAAP Diluted Earnings per Common Share
(unaudited)

	Three Months Ending				Year Ending
	March 31, 2012				December 31, 2012
	Low Estimate		High Estimate		Low Estimate		High Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations (A)	$ 0.04	(a)	$ 0.05	(b)	$ 0.26	(c)	$ 0.29	(d)

Less the impact of:

Amortization of intangible assets	(0.03)	(e)	(0.03)	(e)	(0.10)	(e)	(0.10)	(e)

Stock-based compensation (FASB ASC Topic 718)	(0.02)	(e)	(0.02)	(e)	(0.10)	(f)	(0.10)	(f)

Tax (B)	0.01	(e)	0.01	(e)	0.06	(e)	0.06	(e)

GAAP diluted earnings per common share from continuing operations (A)	$ --		$ 0.01		$ 0.12		$ 0.15

A - Assumes no additional acquisitions.
(a) -- Includes income of $0.08 from Life Science Research Tools business and loss of $0.04 from Regenerative Medicine Device business.
(b) -- Includes income of $0.09 from Life Science Research Tools business and loss of $0.04 from Regenerative Medicine Device business.
(c) -- Includes income of $0.39 from Life Science Research Tools business and loss of $0.13 from Regenerative Medicine Device business.
(d) -- Includes income of $0.42 from Life Science Research Tools business and loss of $0.13 from Regenerative Medicine Device business.
(e)-- Represents amounts related to Life Science Research Tools business
(f) -- Includes expense of $0.09 from Life Science Research Tools business and $0.01 from Regenerative Medicine Device business.
B - Includes the tax impact of above mentioned items.

Operating Results for Continuing Operations

Three months ended December 31, 2011 compared to three months ended December 31, 2010:

Revenues were slightly down at $29.0 million for the three months ended December 31, 2011 compared to $29.5 million for the same period in 2010. The acquisition of CMA Microdialysis contributed approximately $0.9 million, or 2.9% to the fourth quarter 2011 revenues. The effect of a stronger U.S. dollar decreased the Company's fourth quarter revenues by $0.1 million, or 0.2%, compared with the same period in 2010. Adjusting for the effect of foreign currency fluctuation and acquisitions, revenues were down $1.3 million, or 4.4%.

In our Biochrom business, sales of our Nanovue product to GE Healthcare ("GEHC") decreased by $1.0 million, which affected the Company's global year-to-year organic revenue comparison by negative 3%. The fourth quarter decrease was due to the acceleration of orders of our Nanovue product during 2010 to secure an exclusive right to that product's technology. As a result, GEHC ordered the Nanovue product at very low rates during 2011. In our Hoefer business, sales to GEHC were down by $0.2 million, which accounted for an additional 0.7% organic decline. The remaining organic decline can be attributed to the softer than expected academic and government markets impacting our Harvard Apparatus U.S. and European subsidiaries.

Cost of product revenues increased $0.7 million, or 4.4%, to $15.8 million for the three months ended December 31, 2011 compared with $15.1 million for the three months ended December 31, 2010. The increase in cost of product revenues included $0.5 million, or 3.1%, attributable to our CMA Microdialysis acquisition. Gross profit as a percentage of revenues decreased to 45.6% for the three months ended December 31, 2011 compared with 48.7% for the same period in 2010. The year-to-year quarterly decrease in the gross margin percentage was due to a less favorable sales mix.

Sales and marketing expenses increased $0.4 million, or 10.0%, to $4.7 million for the three months ended December 31, 2011 compared with $4.2 million for the three months ended December 31, 2010. In LSRT, sales and marketing expenses increased $0.3 million, or 7.2%, to $4.4 million, compared to $4.1 million for the three months ended December 31, 2010. The increase in sales and marketing expenses in LSRT included $0.2 million, or 4.1%, attributable to our CMA Microdialysis acquisition, and $0.1 million, or 3.3% in our Denville and Hoefer subsidiaries. In RMD, sales and marketing expenses increased by $0.1 million, to $0.2 million for the three months ended December 31, 2011 compared with $0.1 million for the three months ended December 31, 2010. The sales and marketing expenses increased primarily due to the increased business development expenses in our RMD business.

General and administrative expenses decreased $0.2 million, or 4.3% to $4.9 million for the three months ended December 31, 2011 compared with $5.2 million for the three months ended December 31, 2010. In LSRT, general and administrative expenses decreased $0.5 million, or 9.7%, to $4.6 million, compared with $5.1 million for the three months ended December 31, 2010. The decrease in the expenses was primarily due to lower bonus expenses for the three months ended December 31, 2011 compared with the three months ended December 31, 2010. In RMD, general and administrative expenses increased $0.3 million due to increased activity related to our regenerative medicine device initiative.

Research and development expenses increased $0.3 million, or 26.3% to $1.5 million for the three months ended December 31, 2011 compared with $1.2 million for the three months ended December 31, 2010. In LSRT, the research and development expenses were flat at $1.0 million for the three months ended December 31, 2011 and 2010, respectively. In RMD, research and development expenses increased $0.3 million, primarily due to increased activity in our stem cell therapy injector and bioreactor development efforts.

Amortization of intangible assets expenses increased $0.1 million, or 10.3%, to $0.7 million for the three months ended December 31, 2011. The year-to-year quarterly increase in the amortization expense was primarily due to the acquisition of CMA Microdialysis.

Other income and expense, net, was $0.4 million expense for the three months ended December 31, 2011 compared with $0.2 million expense for the three months ended December 31, 2010. Net interest expense was $0.1 million for the three months ended December 31, 2011 compared with $0.2 million for the three months ended December 31, 2010, and represented the total interest charges on the outstanding balance of our credit facility. Other income and expense, net, also included $0.2 million for the three months ended December 31, 2011 from acquisition related expenses.

Year ended December 31, 2011 compared to year ended December 31, 2010:

Revenues increased $0.7 million, or 0.6%, to $108.9 million for the year ended December 31, 2011 compared to $108.2 million for the same period in 2010. Our Coulbourn Instruments and CMA Microdialysis acquisitions contributed approximately $3.2 million, or 2.9%, to the revenue increase for the year ended December 31, 2011. The effect of a weakened U.S. dollar increased the Company's revenues by $1.6 million, or 1.5%, compared with the same period in 2010. Adjusting for the effects of foreign currency and acquisitions, revenues were down $4.1 million, or 3.8%.

In our Biochrom business, sales to GEHC decreased by $4.1 million, which affected the Company's global year-to-year organic revenue comparison by negative 3.8%. The decrease was due to GEHC's acceleration of orders of our Nanovue product during 2010 to secure an exclusive right to that product's technology. As a result, GEHC ordered the Nanovue product at very low rates for most of 2011. In our Hoefer business, sales to GEHC were down by $0.8 million, which accounted for an additional 0.7% organic decline. This was partially offset by an organic revenue increase in our Denville group.

Cost of product revenues increased $2.2 million, or 4.0%, to $58.6 million for the year ended December 31, 2011 compared with $56.4 million for the year ended December 31, 2010. The increase in cost of product revenues included $1.7 million, or 3.0%, attributable to our Coulbourn Instruments and CMA Microdialysis acquisitions. A weakened U.S. dollar caused a $0.8 million, or 1.5%, unfavorable currency effect on cost of product revenues for the year ended December 31, 2011. Gross profit as a percentage of revenues decreased to 46.2% for the year ended December 31, 2011 compared with 47.9% for the same period in 2010. The decrease in gross profit as a percentage of revenues was primarily due to a less favorable sales mix.

Sales and marketing expenses increased $1.1 million, or 6.6%, to $17.5 million for the year ended December 31, 2011 compared with $16.4 million for the year ended December 31, 2010. In LSRT, sales and marketing expenses increased $0.8 million, or 4.7%, to $16.9 million, compared to $16.2 million for the year ended December 31, 2010 primarily due to $0.5 million, or 3.2%, of expenses related to our Coulbourn Instruments and CMA Microdialysis acquisitions, and $0.2 million, or 1.2%, due to the impact of a weaker U.S. dollar compared to the same period in 2010. In RMD, sales and marketing expenses increased $0.3 million primarily due to an increase in business development efforts.

General and administrative expenses increased $0.4 million, or 2.2%, to $18.1 million for the year ended December 31, 2011 compared with $17.7 million for the year ended December 31, 2010. In LSRT, general and administrative expenses decreased $0.1 million, or 0.7%, to $17.3 million, compared to $17.4 million for the year ended December 31, 2010 due to a reduction in bonus expense of $1.3 million partially offset by $0.6 million, or 3.7%, increase due to our Coulbourn Instruments and CMA Microdialysis acquisitions, a $0.2 million, or 0.9%, increase due to the impact of a weaker U.S. dollar compared to the same period in 2010, and a $0.4 million, or 2.3% increase in other general and administrative areas combined. In RMD, general and administrative expenses increased $0.5 million due to increased activity in our regenerative medicine device initiative.

Research and development expenses increased $0.8 million, or 16.4%, to $5.4 million for the year ended December 31, 2011 compared with $4.7 million for the same period in 2010. In LSRT, the research and development expenses decreased $0.5 million, or 12.5%, to $3.7 million, compared to $4.3 million for the year ended December 31, 2010 due to lower expenses of $0.6 million at our Biochrom and Harvard Apparatus businesses partly offset by a $0.1 million, or 3.4%, increase due to our Coulbourn Instruments and CMA Microdialysis acquisitions. In RMD, research and development expenses increased $1.3 million primarily due to increased activity in our stem cell therapy injector and bioreactor development initiatives.

Amortization of intangible asset expenses increased $0.4 million, or 16.2%, to $2.7 million for the year ended December 31, 2011 compared with $2.4 million for the same period in 2010. The year-to-year increase in the amortization expense was primarily due to the acquisition of Coulbourn Instruments in August 2010 and CMA Microdialysis in July 2011.

Other income and expense, net, was $1.5 million expense and $0.7 million expense for the year ended December 31, 2011 and 2010, respectively. Net interest expense was $0.7 million for the year ended December 31, 2011 compared to net interest expense of $0.6 million for the year ended December 31, 2010. The increase in net interest expense was primarily due to higher average debt balances in 2011 compared to the prior year. Other income and expense, net, for the year ended December 31, 2010 also included a $0.4 million gain from adjustment of the contingent consideration related to our Denville Scientific acquisition and foreign exchange losses of $0.1 million. Other income and expense, net, for the year ended December 31, 2011 and 2010, also included $0.7 million and $0.3 million, respectively, of primarily acquisition related expenses.

 Balance Sheet

We ended 2011 with cash and cash equivalents of $17.9 million compared to $19.7 million at December 31, 2010. As of December 31, 2011 and 2010, we had borrowings of $16.3 million and $18.0 million, respectively, outstanding under our credit facility. The borrowings mainly related to our acquisitions and stock repurchase program. During the year ended December 31, 2011, we repaid $1.7 million of borrowings under our credit facility. At December 31, 2011 and 2010, we had net cash (cash and cash equivalents, less debt) of $1.6 million and $1.7 million, respectively. During 2011, we paid $5.2 million from our existing cash balance for the acquisition of CMA Microdialysis.

Trade receivables were $15.1 million and inventories were $18.2 million as of December 31, 2011 compared to trade receivables of $15.4 million and inventories of $15.8 million as of December 31, 2010. Outstanding days of sales, or DSO, were 48 days and 52 days for the three months and year ended December 31, 2011, respectively, and 48 days and 53 days for the same periods in 2010, respectively.

Inventories increased by $2.3 million, or 14.7%, year-to-year. The increase included $0.7 million, or 5.0% attributable to our CMA Microdialysis acquisition in July 2011 partially offset by a $0.1 million, or 0.4%, effect of a stronger U.S. dollar. Adjusting for the effect of foreign currency fluctuation and excluding the effect of acquisitions, the inventory balance year-to-year increased by $1.6 million, or 10.1%. The increase mainly occurred at our Harvard Apparatus U.S., Biochrom U.K., and Denville Scientific businesses. This increase reflected a combination of several factors, including new product introductions and volume purchases to ensure sufficient supply and favorable pricing. Inventory turns were 3.3 times for the three months ended December 31, 2011 compared with 3.7 times for the same period of 2010.

The Company spent $5.0 million to repurchase approximately 1,382,000 shares of its common stock during the year ended December 31, 2010. The share repurchases made in 2010 completed the Company's $10 million stock repurchase program.

Conference Call Details

As previously announced, management will host a conference call to discuss fourth quarter and full year 2011 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. website. In addition, management may discuss, and answer one or more questions concerning business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, March 1, 2012. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "50805769". A replay of this conference call will be available from 2:00 p.m. on March 1, 2012 through March 10, 2012 and will be accessible by dialing toll-free 855-859-2056, or toll 404-537-3406, and referencing the pass code of "50805769". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our website under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), stock-based compensation expense and gain from adjustment of acquisition contingencies. They also exclude the tax impact of the reconciling items, utilization of deferred tax assets that have full valuation allowances, the benefit from the reversal of valuation allowances related to certain deferred tax assets and the reversal of the benefit related to the uncertain tax positions and the corresponding accrued interest. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non- GAAP adjusted earnings per diluted share for the three months and year ended December 31, 2011 and 2010 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the Coulbourn Instruments and CMA Microdialysis acquisition, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our website, http://www.harvardbioscience.com.

Exhibit 1

HARVARD BIOSCIENCE, INC. Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	December 31,
	2011	2010
Assets

Cash and cash equivalents	$ 17,916	$ 19,704
Trade receivables	15,078	15,440
Inventories	18,160	15,832
Property, plant and equipment	3,086	3,146
Goodwill and other intangibles	57,845	56,600
Other assets	14,549	14,075
Total assets	$ 126,634	$ 124,797

Liabilities and Stockholders' Equity

Total current liabilities	9,559	11,296
Total liabilities	31,135	34,549
Stockholders' equity	95,499	90,248
Total liabilities and stockholders' equity	$ 126,634	$ 124,797

Exhibit 2

HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$ 29,027	$ 29,521	$ 108,864	$ 108,179
Cost of product revenues	15,800	15,135	58,604	56,372
Gross profit	13,227	14,386	50,260	51,807

Sales and marketing expenses	4,665	4,242	17,473	16,384
General and administrative expenses	4,941	5,164	18,063	17,674
Research and development expenses	1,485	1,176	5,434	4,669
Restructuring charges	19	215	467	498
Amortization of intangible assets	730	662	2,746	2,364
Total operating expenses	11,840	11,459	44,183	41,589

Operating income	1,387	2,927	6,077	10,218

Other income (expense):
Gain from adjustment of acquisition contingencies	--	--	--	429
Foreign exchange	3	21	(41)	(89)
Interest expense	(150)	(198)	(752)	(677)
Interest income	17	5	65	65
Other expenses, net	(273)	(72)	(807)	(383)
Other income (expense), net	(403)	(244)	(1,535)	(655)

Income before income taxes	984	2,683	4,542	9,563
Income tax expense (benefit)	247	499	730	(9,452)
Net income	$ 737	$ 2,184	$ 3,812	$ 19,015

Income per share:
Basic earnings per common share	$ 0.03	$ 0.08	$ 0.13	$ 0.66

Diluted earnings per common share	$ 0.02	$ 0.08	$ 0.13	$ 0.65

Weighted average common shares:
Basic	28,499	28,286	28,451	28,967
Diluted	29,692	28,867	29,819	29,405
Exhibit 3

HARVARD BIOSCIENCE, INC.
Overview of Cash Flows
(in thousands, unaudited)

	Year Ended
	December 31,
	2011	2010

Cash flows from operations:
Net income	$ 3,812	$ 19,015
Changes in assets and liabilities	(4,154)	(1,237)
Other adjustments to operating cash flows	6,690	(5,485)
Net cash provided by operating activities	6,348	12,293

Investing activities:
Net cash used in investing activities	(6,899)	(8,346)

Financing activities:
Repayments of debt, net	(1,708)	4,687
Purchases of treasury stock	--	(5,000)
Other financing activities	567	282
Net cash used in financing activities	(1,141)	(31)

Effect of exchange rate changes on cash	(97)	(800)

(Decrease) Increase in cash and cash equivalents	$ (1,789)	$ 3,116
Exhibit 4

HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

US GAAP operating income	$ 1,387	$ 2,927	$ 6,077	$ 10,218

Adjustments:

Amortization of intangible assets	730	662	2,746	2,364

Accounts receivable reserve adjustment related to acquisition	--	(237)	--	(237)

Inventory amortization on acquisition	19	63	76	90

Inventory writedown due to restructuring	--	79	--	79

GAAP Restructuring charges	19	215	467	498

Non GAAP Restructuring charges	148	--	173	--

Stock-based compensation expense	800	764	2,863	2,756

Non-GAAP adjusted operating income	$ 3,103	$ 4,473	$ 12,402	$ 15,768

Exhibit 5

HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net Income to Non-GAAP Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2011		2010		2011		2010

US GAAP net income from continuing operations	$ 737		$ 2,184		$ 3,812		$ 19,015

Adjustments:

Amortization of intangible assets	730		662		2,746		2,364

Inventory amortization on acquisition	19		63		76		90

Inventory write-down due to restructuring	--		79		--		79

Direct acquisition costs	232		49		699		310

Gain from adjustment of acquisition contingencies	--		--		--		(429)

Accounts receivable reserve adjustment related to acquisition	--		(237)		--		(237)

GAAP Restructuring charges	19		215		467		498

Non GAAP Restructuring charges	148		--		173		--

Stock-based compensation expense	800		764		2,863		2,756

Income taxes	(521)	(A)	(605)	(A)	(2,566)	(B)	(13,965)	(C)

Non-GAAP adjusted net income from continuing operations	$ 2,164		$ 3,174		$ 8,270		$ 10,481

(A) Income taxes includes the tax effect of adjusting for the reconciling items.
(B) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the liability related to the uncertain tax positions and the corresponding accrued interest.
(C) Income taxes includes the tax effect of adjusting for the reconciling items, utilization of certain deferred tax assets that had a full valuation allowance and in the third quarter of 2010 it includes the effect of reversing valuation allowances on certain deferred tax assets as a reconciling item.

Exhibit 6

HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2011		2010		2011		2010

US GAAP diluted earnings per common share from continuing operations	$ 0.02		$ 0.08		$ 0.13		$ 0.65

Adjustments:

Amortization of intangible assets	0.02		0.02		0.09		0.08

Direct acquisition costs	0.01		--		0.02		0.01

Gain from adjustment of acquisition contingencies	--		--		--		(0.01)

Accounts receivable reserve adjustment related to acquisition	--		(0.01)		--		(0.01)

Restructuring charges	--		0.01		0.02		0.02

Non GAAP Restructuring charges	--		--		0.01		--

Stock-based compensation expense	0.03		0.03		0.10		0.09

Income taxes	(0.01)	(A)	(0.02)	(A)	(0.09)	(B)	(0.47)	(C)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.07		$ 0.11		$ 0.28		$ 0.36

(A) Income taxes includes the tax effect of adjusting for the reconciling items.
(B) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the liability related to the uncertain tax positions and the corresponding accrued interest.
(C) Income taxes includes the tax effect of adjusting for the reconciling items, utilization of certain deferred tax assets that had a full valuation allowance and in the third quarter of 2010 it includes the effect of reversing valuation allowances on certain deferred tax assets as a reconciling item.
Exhibit 7

HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010	2011	2011	2011	2011	2011

Organic growth	0.0%	-14.8%	0.0%	-8.5%	-5.8%	4.3%	11.0%	4.6%	6.8%	6.1%	-2.1%	-1.6%	-6.3%	-4.4%	-3.8%

Acquisitions	0.0%	0.0%	9.4%	24.5%	8.6%	29.9%	36.1%	24.7%	2.3%	21.5%	1.3%	2.8%	4.2%	2.9%	2.9%

Foreign exchange effect	-13.2%	-6.9%	-4.4%	3.9%	-5.4%	3.7%	-3.6%	-3.3%	-2.3%	-1.5%	0.9%	3.6%	1.8%	-0.2%	1.5%

Total revenue growth	-13.2%	-21.7%	5.0%	19.9%	-2.6%	37.9%	43.5%	26.0%	6.8%	26.1%	0.1%	4.8%	-0.3%	-1.7%	0.6%
CONTACT: David Green
         President
         dgreen@harvardbioscience.com
         Tel: 508 893 8999
         Fax: 508 429 8478

         Chane Graziano
         CEO
         cgraziano@harvardbioscience.com

         Tom McNaughton
         CFO
         tmcnaughton@harvardbioscience.com